Exhibit (a)(1)(K)

FREQUENTLY ASKED QUESTIONS SHEET

The following are answers to some of the questions that you may have about this Offer. You should carefully read the entirety of the Offer to Exchange Certain Outstanding Options for New Options (the “Offering Document”), the accompanying electronic mail on behalf of Dennis L. May, our President and Chief Executive Officer, dated April 2, 2013, the Summary of the Offer to Exchange, the Eligible Option Information Sheet and the Election Form together with its associated instructions available on the Offer Website. This Offer is made subject to the terms and conditions of these documents, as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of the Offering Document and the other Offer documents. We have included in this summary references to other sections in the Offering Document to help you find a more complete description of these topics.

No.	Question	Page
Q1.	What is the Offer?	2
Q2.	How do I participate in this Offer?	3
Q3.	Why is hhgregg making this Offer?	5
Q4.	Who may participate in this Offer?	5
Q5.	Are there circumstances under which I would not be granted New Options?	5
Q6.	Am I required to participate in this option exchange?	5
Q7.	How many New Options will I receive for the options that I exchange?	5
Q8.	What will be the exercise price of my New Options?	6
Q9.	When will my New Options vest and be exercisable?	6
Q10.	If I participate in this Offer, do I have to exchange all of my Eligible Options?	6
Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	6
Q12.	When will my Exchanged Options be cancelled?	6
Q13.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?	7
Q14.	When will I receive the New Options?	7
Q15.	Can I exchange shares of hhgregg Common Stock that I acquired upon exercise of hhgregg options or any other equity-based compensation awards?	7
Q16.	Will I be required to give up all of my rights under the cancelled options?	7
Q17.	Will the terms and conditions of my New Options be the same as my Exchanged Options?	7
Q18.	What happens to my Eligible Options if I choose not to participate or if my Eligible Options are not accepted for exchange?	7
Q19.	How does hhgregg determine whether an Eligible Option has been properly tendered?	7
Q20.	Will I have to pay taxes if I participate in the Offer?	8
Q21.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	8
Q22.	Will I receive an option agreement for my New Options?	8
Q23.	Are there any conditions to this Offer?	8
Q24.	If you extend the Offer, how will you notify me?	8
Q25.	How will you notify me if the Offer is changed?	9
Q26.	Can I change my mind and withdraw from this Offer?	9
Q27.	How do I change my election?	9
Q28.	What if I withdraw my election and then decide again that I want to participate in this Offer?	10
Q29.	Are you making any recommendation as to whether I should exchange my Eligible Options?	10
Q30.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?	10

Q1.	What is the Offer?

A1.	This Offer is a voluntary opportunity for Eligible Optionees to exchange certain outstanding options to purchase our Common Stock for New Options. The following is a brief summary of the terms of this Offer:

Definitions of certain capitalized terms used in this Summary Term Sheet can be found below under the heading “Terms Used in this Offer”. Capitalized terms not otherwise defined in this Summary Term Sheet have the meanings assigned to them in the Offering Document.

Terms Used in This Offer

•

“Cancellation Date” refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be April 29, 2013. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•

“Eligible Optionees” refers to all employees of hhgregg, who are active employees at the commencement of the Offering Period and who remain employed through the New Option Grant Date. The non-employee members of our board of directors may not participate in this Offer.

•

“Eligible Options” refers to the outstanding and unexercised stock options to purchase our Common Stock that were granted subsequent to July 18, 2007. Each grant of such Eligible Options is referred to herein as an “Eligible Option Grant”

•	“Exchanged Options” refers to all options that you exchange pursuant to this Offer.

•

“Executive Officers” refers to those officers of hhgregg listed on Schedule A to this Offering Document, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

“Expiration Date” refers to the date that this Offer expires. We expect that the Expiration Date will be April 29, 2013 at 11:59 p.m., Eastern Daylight Savings Time. We may extend the Expiration Date at our discretion. If we extend the Offer, the term “Expiration Date” will refer to the time and date at which the extended Offer expires.

•

“New Option Grant Date” refers to the date when New Options will be granted. We expect that the New Option Grant Date will be April 30, 2013. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•	“New Options” refers to the options issued pursuant to this Offer that replace your Exchanged Options.

•

“Offering Period” refers to the period from the commencement of this Offer to the Expiration Date. We expect that this period will commence on April 2, 2013 and end at 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013.

•	“Plan” refers to the hhgregg, Inc. 2007 Equity Incentive Plan.

Eligibility

•

All of our active employees as of the time of this Offer who remain employed by us or provide service to us through the date the Exchanged Options are cancelled are eligible to participate. Non-employee members of our Board of Directors may not participate in this Offer. (See “The Offer—Eligibility” of the Offering Document).

•

In order to receive New Options, you must remain an employee through the New Option Grant Date, and in order to continue to vest in your New Options, you must remain an employee of hhgregg through each relevant vesting date. (See “The Offer—Eligibility” of the Offering Document).

Eligible Options

•

All options granted under the Plan, whether vested or unvested, that were granted subsequent to July 18, 2007 and that are outstanding as of the Cancellation Date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this Offer. (See “The Offer—Number of Options; Expiration Date” of the Offering Document).

•

Where any portion of an Eligible Option Grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and is beneficially owned by a person who is not an employee of hhgregg, you may tender only the portion beneficially owned by you. Any portion of an Eligible Option Grant beneficially owned by a person who is not our employee may not be exchanged in this Offer (even if legal title to that portion of the option grant is held by an Eligible Optionee). If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately. (See “The Offer—Number of Options; Expiration Date” of the Offering Document).

Exchange Ratio

•

The Offer is a one-for-one exchange and your New Options will represent the right to purchase the same number of shares of our Common Stock as the exchanged Eligible Option. (See “The Offer—Number of Options; Expiration Date” of the Offering Document).

New Options

•	We expect that the New Option Grant Date will be April 30, 2013.

•	The New Options granted upon cancellation of Exchanged Options will be nonstatutory stock options for U.S. tax purposes.

•	Each New Option will expire seven (7) years from the New Option Grant Date.

Exercise Price of the New Options

•	The exercise price of all New Options will be equal to the greater of (a) $10.00 and (b) the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date.

Vesting and Exercisability of New Options

•

The New Options will begin to vest on the New Option Grant Date, whereby 1/3 of the New Options granted will vest on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of any New Option grant will be vested on the New Option Grant Date.

•

Vesting on any anniversary date is subject to the terms and conditions of the Plan, including your continued service to hhgregg through each relevant vesting date. (See “The Offer—Source and Amount of Consideration; Terms of New Options” of the Offering Document).

Q2.	How do I participate in this Offer?

A2.	If you are an Eligible Optionee, you will receive, on the commencement of the Offer, an electronic mail (the “Transmittal Email”) announcing this Offer and directing you to the Offer Website. The Offer Website will include instructions on how to complete your Eligible Option Information Sheet and electronic Election Form. Also included in the Transmittal Email will be a portfolio statement containing information with respect to each Eligible Option you hold. The statement will contain:

•	the option grant date indicated for each Eligible Option;

•	the current exercise price per share in effect for such Eligible Options; and

•	the number of outstanding shares of the Company’s Common Stock underlying such Eligible Options.

To complete the election process electronically, you must access the Offer Website on Knowledge Hub located on Intranet 2.0, accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx, and follow the instructions provided in your Transmittal Email. After completing the electronic Eligible Option Information Sheet and Election Form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. You may change your election to participate in the Offer at any time before the Offer expires by completing a new Eligible Option Information Sheet and Election Form. You must complete the electronic election process through the Offer Website in the foregoing manner before by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013. If we extend this Offer beyond the Expiration Date, you must complete the process before the extended Expiration Date of this Offer.

If you are not able to submit your Eligible Option Information Sheet and Election Form or any subsequent new Eligible Option Information Sheet and Election Form electronically through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

Should you submit your election by paper rather than electronically, you may change your election to participate in the Offer at any time before the Offer expires by completing a new Eligible Option Information Sheet and Election Form. You must complete the paper election process by submitting your Eligible Option Information Sheet and Election Form by hand delivery to Charles Young at the Company, by facsimile to (317) 816-6609 or by electronic mail to Charlie.Young@hhgregg.com. We will not accept delivery of any election after the Expiration Date. Documents submitted by interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted and will not be accepted. You must complete the paper election process before by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013. If we extend this Offer beyond the Expiration Date, you must complete the process before the extended Expiration Date of this Offer.

This is a one-time Offer, and we will strictly enforce the Offering Period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, we expect to accept all properly tendered options promptly after the expiration of this Offer.

We may extend this Offer. If we extend this Offer, we will issue a press release, electronic mail or other communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the U.S. business day immediately following the previously scheduled Expiration Date.

The delivery by you of all documents, including your Eligible Option Information Sheet and Election Forms, is at your risk. Only documents that are complete, signed and actually received electronically, by facsimile or in paper form by hand delivery to Charles Young, our Chief Human Resources Officer, by the Expiration Date will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your electronic Eligible Option Information Sheet and Election Form (or Eligible Option Information Sheet and paper Election Form) by electronic mail within two U.S. business days of the receipt of your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you need to confirm receipt after two U.S. business days have elapsed, you may contact Charles Young, our Chief Human Resources Officer, at (317) 569-7574 or Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or in paper form by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609 or electronic mail to Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms submitted by any other means are not permitted and will not be accepted. (See “The Offer—Procedures for Electing to Exchange Options” of the Offering Document).

Q3.	Why is hhgregg making this Offer?

A3.	We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this Offer, we intend to provide Eligible Optionees with the opportunity to own New Options that over time may have a greater potential to increase in value. (See “The Offer—Purpose of the Offer” of the Offering Document).

Q4	Who may participate in this Offer?

A4.	You may participate in this Offer if you are an Eligible Optionee. You are an “Eligible Optionee” if you are an active employee of hhgregg at the time of this Offer, you remain an Eligible Optionee through the Expiration Date and the date of grant for New Options and you hold Eligible Options. The non-employee members of our Board of Directors may not participate in this Offer. (See “The Offer—Eligibility” of the Offering Document).

Q5.	Are there circumstances under which I would not be granted New Options?

A5.	Yes. If, for any reason, you are no longer an employee of hhgregg on the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options and they may be exercised or will expire in accordance with their terms. Your employment with hhgregg will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time, with or without cause or notice. (See “The Offer—Number of Options; Expiration Date” of the Offering Document).

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws and regulations. For example, we could become prohibited from granting New Options as a result of changes in SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See “The Offer—Legal Matters; Regulatory Approvals “ of the Offering Document).

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this Offer is completely voluntary. To help you determine your outstanding Eligible Option Grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Option Grants. (See “The Offer—Number of Options; Expiration Date” and “The Offer—Procedures for Electing to Exchange Options” of the Offering Document).

Q7.	How many New Options will I receive for the options that I exchange?

A7.	This Offer is a one-for-one exchange. If you participate in this Offer, your New Options will represent the right to purchase the same number of shares in aggregate as the Eligible Option Grants tendered for exchange. Each New Option will be subject to the terms of the Plan and to a new option agreement between you and hhgregg.

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will be equal to the greater of (a) $10.00 and (b) the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date.

We cannot predict the exercise price of the New Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your Eligible Option Grants. (See “The Offer—Source and Amount of Consideration; Terms of New Options”)

Q9	When will my New Options vest and be exercisable?

A9.	The New Options will vest over a three-year period, whereby one-third of the New Options granted will vest on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of any New Option grant will be vested on the New Option Grant Date. Vesting on any anniversary date is subject to the terms and conditions of the Plan, including your continued service to hhgregg through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time. (See “The Offer—Source and Amount of Consideration; Terms of New Options” of the Offering Document).

Q10.	If I participate in this Offer, do I have to exchange all of my Eligible Options?

A10.	Yes. We are not accepting partial tenders of options held by Eligible Optionees, unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately. (See Q&A 11.) If you wish to participate you must tender all Eligible Options that you hold irrespective of the option grant date or exercise price of such Eligible Options. Not all of your options may be eligible for exchange.

Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of hhgregg beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this Offer (even if legal title to that portion of the option grant is held by you and you are an Eligible Optionee).

For instance, if you are an Eligible Optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the Offer at all. These are your only choices with respect to this option grant. Your former spouse will have no right to participate in this Offer on the basis of beneficial ownership of such option grant. If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately. (See “The Offer—Number of Options; Expiration Date” of the Offering Document).

Q12.	When will my Exchanged Options be cancelled?

A12.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be April 29, 2013 unless the Offering Period is extended. (See “The Offer—Acceptance of Options for Exchange and Issuance of New Options” of the Offering Document).

Q13.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A13.	Once your Exchanged Options have been cancelled there is nothing that you must do to receive your New Options. You do not have to return the option agreement representing your Exchanged Options. We expect that the New Option Grant Date will be April 30, 2013. In order to vest in the shares covered by the New Option grant, you will need to remain an employee of hhgregg through the applicable vesting dates, as described in Q&A 9. (See “The Offer—Eligibility” of the Offering Document).

Q14.	When will I receive the New Options?

A14.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be April 30, 2013. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. You will receive your grant paperwork shortly after the New Option Grant Date. (See “The Offer—Acceptance of Options for Exchange and Issuance of New Options” of the Offering Document).

Q15.	Can I exchange shares of hhgregg Common Stock that I acquired upon exercise of hhgregg options or any other equity-based compensation awards?

A15.	No. This Offer relates only to certain outstanding hhgregg options. You may not exchange shares of our Common Stock in this Offer or any other equity-based compensation awards. (See “The Offer—Number of Options; Expiration Date” of the Offering Document).

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be April 29, 2013. (See “The Offer—Acceptance of Options for Exchange and Issuance of New Options” of the Offering Document).

Q17.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A17.	The terms and conditions of your New Options will be substantially similar to the terms and conditions of your Exchanged Options, except that your New Options will have a different exercise price, the maximum term of your New Options will be seven (7) years from the date of grant of the New Options and your New Options will have a new vesting schedule. (See “The Offer—Source and Amount of Consideration; Terms of New Options” of the Offering Document).

Q18.	What happens to my Eligible Options if I choose not to participate or if my Eligible Options are not accepted for exchange?

A18.	If (a) we do not receive your Eligible Option Information Sheet and Election Form by the Expiration Date, (b) you choose not to participate, or (c) your Eligible Options are not accepted by us under this Offer, your existing Eligible Options will (i) remain outstanding until they are exercised or expire by their terms, (ii) retain their current exercise price, and (iii) retain their current term.

Q19.	How does hhgregg determine whether an Eligible Option has been properly tendered?

A19.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Eligible Option Information Sheet and Election Form or any Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Unless this Offer is terminated, we expect to accept all properly tendered options that are not validly withdrawn, subject to the terms of this Offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Eligible Option Information Sheet and Election Form and we will not incur any liability for failure to give any notice. (See “The Offer—Procedures for Electing to Exchange Options” of the Offering Document).

Q20.	Will I have to pay taxes if I participate in the Offer?

A20.	If you participate in the Offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options. (See “The Offer—Material U.S. Federal Income Tax Consequences” of the Offering Document).

For all Eligible Optionees, we recommend that you consult with your own financial, legal and tax advisor to determine the personal tax consequences to you of participating in this Offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q21.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A21.	The New Options granted in exchange for your old options will be granted as nonstatutory stock options.

We recommend that you read the tax discussion in “The Offer—Material U.S. Federal Income Tax Consequences” in this Offering Document and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See “The Offer—Source and Amount of Consideration; Terms of New Options” and “The Offer—Material U.S. Federal Income Tax Consequences” of the Offering Document).

Q22.	Will I receive an option agreement for my New Options?

A22.	Yes. All New Options will be subject to a new option agreement between you and hhgregg, as well as to the terms and conditions of our Plan. (See “The Offer—Source and Amount of Consideration; Terms of New Options” of the Offering Document).

Q23.	Are there any conditions to this Offer?

A23.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in “The Offer—Conditions of the Offer” in this Offering Document. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See “The Offer—Number of Options; Expiration Date” and “The Offer—Conditions of the Offer” of the Offering Document).

Q24.	If you extend the Offer, how will you notify me?

A24.	If we extend this Offer, we will issue a press release, electronic mail or other form of communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day following the previously scheduled Expiration Date. (See “The Offer—Number of Options; Expiration Date” and “The Offer—Fees and Expenses” of the Offering Document).

Q25.	How will you notify me if the Offer is changed?

A25.	If we change the Offer, we will issue a press release, electronic mail or other form of communication disclosing the change no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day following the day we change the Offer. (See “The Offer—Number of Options; Expiration Date” and and “The Offer—Fees and Expenses” of the Offering Document).

Q26.	Can I change my mind and withdraw from this Offer?

A26.	Yes. You may change your mind after you have submitted an Eligible Option Information Sheet and Election Form choosing to exchange certain or all of your Eligible Options and submit a new Eligible Option Information Sheet and Election Form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new Eligible Option Information Sheet and Election Form at any time until the extended Offer expires, electing to retain your Eligible Option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Eligible Option Information Sheet and Election Form we receive before the Expiration Date. (See “The Offer—Withdrawal Rights and Change of Election” of the Offering Document).

Q27.	How do I change my election?

A27.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:

1.	Access the Offer Website and complete and submit a new electronic Eligible Option Information Sheet and Election Form; or

2.	If you are not able to submit your new electronic Eligible Option Information Sheet and Election Form through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

The delivery of all documents is at your risk. hhgregg intends to confirm the receipt of your new electronic Eligible Option Information Sheet and Election Form (or paper documents) by electronic mail within two (2) U.S. business days. If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Election Form (or paper Election Form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may send an electronic mail to Charles Young at Charlie.Young@hhgregg.com.

Only electronic Eligible Option Information Sheet and Election Forms (or paper Eligible Option Information Sheet and Election Forms) that are complete, signed (electronically or otherwise) and actually received by hhgregg by the Expiration Date will be accepted. Electronic or paper Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609 or electronic mail to Charlie.Young@hhgregg.com. Electronic or paper Eligible Option Information Sheets and Election Forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. (See “The Offer—Withdrawal Rights and Change of Election” of the Offering Document).

Q28.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A28.	If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new properly completed electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form) and related Eligible Option information sheet accepting the Offer before the Expiration Date, in accordance with the procedures described in Q&A 27 and Section 4. (See also Q&A 2 and “The Offer—Withdrawal Rights and Change of Election” of the Offering Document).

Q29.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A29.	No. Neither our Board of Directors nor our management team is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your Eligible Options in this Offer will be a challenging one. The program does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax or investment-related issues, you should talk to your own financial, legal and/or tax advisor. (See “The Offer—Purpose of the Offer” of the Offering Document).

Q30.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?

A30.	For additional information or assistance, you should contact Charles Young, our Chief Human Resources Officer, at:

hhgregg, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Tel: (317) 569-7574

Fax: (317) 816-6609

Electronic Mail: Charlie.Young@hhgregg.com

(See “The Offer—Information Concerning hhgregg, Inc.” of the Offering Document)